DIANE D. DALMY
ATTORNEY AT LAW
8965 W. CORNELL PLACE
LAKEWOOD, COLORADO 80227
303.985.9324 (telephone)
303.988.6954 (facsimile)
email: ddalmy@earthlink.net

September 16, 2009

New Media Lottery Services, Inc.
370 Neff Avenue
Suite L
Harrisonburg, Virginia 22801

Michael G. Mullings
Vice President, Compliance
Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, NY 10004

Gentlemen:

I have acted as legal counsel for New Media Lottery Services, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of 2,000,000 shares of Common Stock, $0.001 par value, of the Company (the "Shares"), which may be issued pursuant to a that consulting Agreement by and between the Company and Alyce Schreiber dated August 15, 2009 and other contractual arrangements between the Company and third parties (collectively, the "Agreements").

I have examined all instruments, documents and records which I deemed relevant and necessary for the basis of my opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. I express no opinion concerning any law other than the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, I have based our opinion solely upon my examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations.

Based on such examination, I am of the opinion that the Shares issued pursuant to the Agreements are duly authorized and, when issued against receipt of the consideration therefor in accordance with the provisions of the Agreements, will be validly issued, fully paid and nonassessable. I am further of the opinion that the issuance of the Shares will not be a violation of any prohibitions of the rules and regulations pertaining to S-8.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of my name wherever it appears in said Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose. My opinion is expressly limited to the matters set forth above, and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Sincerely,

Diane D. Dalmy